EXHIBIT 10

                       EXCLUSIVE PATENT LICENSE AGREEMENT

THIS EXCLUSIVE PATENT LICENSE AGREEMENT ("Agreement") is made and entered into on this _______ day of _______________, 2004 by and between Lo-Tow Axles Pty. Ltd., an Australian business entity (the "Licensor"), John Simpson, an individual residing in the State of Florida ("Simpson") and Dtomi, Inc. ("Licensee") a Nevada corporation, having its principal office at 200 Ninth Avenue North, Suite 200, Safety Harbor, Florida 34695.

                                   WITNESSETH

WHEREAS, Licensor is the sole owner and holder of the Patent and Licensed Products (defined herein); and

WHEREAS, Simpson acknowledges that Licensor is the sole owner and holder of the Patent and Licensed Products; and

WHEREAS, Licensee desires to acquire an exclusive License (defined herein) for a definite term under such Patent and Licensed Products; and

WHEREAS, Licensor is willing to grant such License to Licensee.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.    Definitions.

      When used in this License Agreement, the terms listed below shall have the following meanings:

      1.1   "Improvement"  or   "Improvements"   shall  mean  the  improvements,
modifications, or enhancements to the Patent.

      1.2 "Licensed Products" shall mean any and all products which employ or are produced by the practices of inventions claimed in the Patent any and all products which if unlicensed would infringe on the patent..

      1.3 "Licensed Territory" shall mean the countries in which the Patent is in existence at any time.

      1.4 "Patent" shall mean those patents, improvements, inventors' certificates and patent applications set forth in Exhibit A, together with any improvements, renewal, division, continuation, continued prosecution application request for continued examination (RCE) or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals and or improvements of or to any of the foregoing, and any foreign counterparts of any of the foregoing.

2.  Condition   Precedent.   Notwithstanding  the  parties'  execution  of  this
Agreement, this Agreement shall not become effective until such time as the following event occurs:

      (a) The parties hereto execute that certain Settlement and Release Agreement, attached hereto as Exhibit B.

3.    License Granted.

      3.1 License. Licensor hereby grants to Licensee for the Term, as defined in Section 4 herein, an exclusive and nonassignable right and license to use the Patent and the Licensed Products in order to aid in the commercialization of the Patent and the Licensed Products in the Licensed Territory.

      3.2 Exclusions. Neither this License Agreement, nor the rights conveyed or obligations assumed hereunder, nor any security interest herein may be assigned, sold, encumbered, or sublicensed by Licensee without the written consent of Licensor, or except as provided herein.

      3.3 Sublicenses to sublicensee. Licensee may grant nontransferable, personal, nonexclusive sublicenses (without further right to sublicense) to end-users for the sole purpose of using the Licensed Product.

4. Term. This License Agreement shall be effective as of the August 1, 2004 and shall automatically terminate on May 12, 2019 (the "Term"), subject to the provisions of Section 9 of this Agreement.

5.    Payment.

      5.1 Initial Payment. In consideration of the transactions described in this Agreement, Licensee shall issue to Licensor sixty four thousand dollars worth of shares ($84,000) of its common stock, due as of the Effective Date, as defined herein. Share value to be calculated as 100% of the weighted average of the closing price of the Licensee's common stock for the prior 3 months immediately preceding the date of this Agreement.

      5.2 Monthly License Fee. In consideration of the transactions described in this Agreement, Licensee shall pay Licensor a monthly license fee (the "MLF") of Ten Thousand Dollars ($10,000) per calendar month or any portion thereof, payable as follows: Licensee shall pay Four Thousand Dollars ($4,000) of each MLF payment to Licensor and shall pay Six Thousand Dollars ($6,000) of each MLF payment directly to Simpson, commencing December 1, 2004, and continuing for the duration of the Term, or for so long as, and to the extent that, the Patent is valid and enforceable in any one jurisdiction in the Licensed Territory.

      (a) Payments of the MLF shall be due to Licensor and Simpson on the first day of each month ("Payment Due Date"), although Licensee shall not be in breach ofthe provisions hereunder unless such payment has not been made within thirty (30) days of the Payment Due Date.

      (b) The MLF payments shall be adjusted upward annually on January 31 according to the annual CPI increase for the previous twelve (12) consecutive months for the metropolitan Miami, Florida area, or anything amending or replacing the same and such adjustment shall be agreed to in writing by the parties, and such writing shall constitute a valid amendment to this Agreement.

      5.3 Stock Grant. Immediately upon the Effective Date, defined as the earlier of July 7, 2005 or the date that the financing (described in Exhibit C, attached hereto, hereinafter referred to as the "Financing") vests in Licensee, Licensee will grant Licensor a sufficient quantity of common shares of Licensee such that Licensor shall own eight point eight percent (8.8%) of all issued and outstanding shares of Licensee as of the Effective Date. The parties acknowledge that as of the Effective Date, eight point eight (8.8 %) of all issued and outstanding shares of Licensee is estimated to be approximately 2,525,624 common shares. Simpson shall be entitled to thirteen point two percent (13.2%) of all issued and outstanding shares which is estimated to be approximately 3,788,437 common shares. Immediately prior to the signing of this agreement by Licensor, Licensee is to provide Licensor a statement of Licensee share capital and shares actually issued to Simpson.

            (a)  Common   shares  issued  to  Licensor   shall  have   piggyback
registration rights in accordance with the terms of the attached Exhibit D.

            (b) The restriction on shares already issued to Simpson will apply proportionately to the shares issued to Licensor. (I.e., should 1,000,000 have already been issued to Simpson with a restriction date to be released as at the end of April 2004 then Licensor will receive 666,666 (1,000,000/60*40) shares also having the restriction lifted by the end of April 2004).

      5.4 Licensor shall have an option to appoint a Board member and an alternate member to serve on the Board of Directors of Licensee (the "Board"), for as long as this Agreement, remains in effect. Licensee agrees to pay annually reasonable expenses, subject to Licensee's prior, written approval, including economy airfare and mid-range accommodations for Licensor's director or its alternate director to attend board meetings and necessary inspections of Licensee to facilitate compliance with such director-responsibilities.

6. Licensee's Duty to Maintain the Patent and Pay Patent Expenses. Licensee agrees to maintain the Patent and pay all patent fees and expenses required to so maintain the Patent.

7.    Representations and Warranties.

      7.1 Licensee's Duty not to Disclose. Licensee acknowledges, represents, and warrants that the Patent is the sole, proprietary and confidential property of Licensor. Accordingly, Licensee shall not, without the prior express written consent of Licensor, disclose or reveal to any third party or utilize for its own benefit, other than pursuant to this Agreement, any such Patent information, provided that such information was not previously known to Licensee or to the general public. Licensee further agrees to take all reasonable precautions to preserve the confidentiality of the Patent and shall assume responsibility for ensuring that its employees, officers, subsidiaries, affiliates, and sub-licensees will similarly preserve this information against any disclosure to any third parties. The provisions of this clause shall survive termination of this Agreement.

      7.2 Authority to Grant. Licensor represents and warrants that it has the right and power to grant the exclusive license granted herein and that there are no other agreements with any other party in conflict with such grant.

      7.3 Licensee's Commercialization Efforts. Licensee represents that it has or will hereafter acquire or develop the business operations that will enable it to reasonably commercialize the Licensed Products throughout the Licensed Territory, and that it shall use its best efforts to promote the distribution and sale of such Licensed Products in the Licensed Territory in good faith. Licensee further agrees that it will, in good faith and with reasonable diligence, conduct all operations, including manufacturing, marketing, distribution and sale of Licensed Products, in accordance with the highest standards of business customs of the industry and that it will endeavor to sell Licensed Products throughout the Licensed Territory, utilizing its skill and resources in such effort to the extent that high standards of business practice and judgment dictate.

      Should the Licensee give written notice to the Licensor that it does not intend to commercialize the Licensed Products in a part or parts of the Licensed Territory, then in that event the Licensor or its agent may commercialize the Licensed Products in that or those parts.

      (a) Licensee represents that it will meet ninety percent (90%) of its quarterly gross revenue projections ("Gross Revenue Projections") during the initial twenty-four (24) month period (the "Initial Period"), which commences upon the Effective Date. . (All values in Exhibit C are units of $1,000).The Gross Revenue Projection for the twelve (12) month period subsequent to the Initial Period shall equal the Gross Revenue Projection for the period commencing on the first day of the thirteenth month following the Financing and ending on the last day of the twenty-fourth month following the Financing plus 25% of that amount.

8. Compliance With Local Laws. In the event that the Patent is to be used in foreign countries by Licensee, Licensee shall obtain all necessary permits required by the laws of that particular country. Licensee shall take all steps necessary for obtaining from the appropriate governmental authority all approvals and permits necessary to carry out the terms of this Agreement.

      Licensor  shall   cooperate  with  Licensee   relative  to  supplying  any
      information and material necessary for the approvals and consents of the appropriate governmental authority.

9. Termination. Licensor shall have the right to immediately terminate this Agreement and to pursue any remedies available in law or in equity in the event that Licensee shall:

      (a) fail to obtain or maintain product liability insurance in the amount and of the type provided for herein;

      (b) file a petition in bankruptcy or be adjudicated a bankrupt or insolvent, or make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or discontinue or dissolve its business, or if a receiver is appointed for Licensee or for Licensee's business and such receiver is not discharged within 30 days;

      (c) fail to observe or perform any of the other covenants, conditions, or obligations of this Agreement; provided, however, any such failure shall not constitute a default hereunder, unless otherwise expressly provided herein, unless and until Licensor shall have given Licensee notice thereof and a period of 10 days shall have elapsed, during which period Licensee may correct or cure such failure, upon failure of which a default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

      (d) fail, after the occurrence of the Effective Date to meet 90% of its Gross Revenue Projections for any quarter during the following thirty-six (36) months, as provided by Exhibit E, herein. By way of illustration, if the Financing is completed November 30, 2004, Licensor shall have the right to terminate this Agreement if Licensee fails to meet ninety percent (90%) of its Gross Revenue Projections for any quarter between December 1, 2004 through November 30, 2007. The Parties agree that

      o Completion of the Financing is deemed to be when warrant call expires.

      o Revenue, for the purpose of this provision, is defined as when the goods are delivered and invoiced.

      (e) fail to maintain the patent as required in clause 6.

10.   Effects of Expiration or Termination.

      (a) Upon the  expiration  or  termination  of this  Agreement,  all rights
granted  to  Licensee  under  this  Agreement  shall  forthwith   terminate  and
immediately revert to Licensor.

      (b) Upon the expiration or termination of this Agreement, Licensor may require that Licensee transmit to Licensor, at no cost, all promotional and research material relating to the Patent.

11.   Indemnification.

      (a) Licensee agrees to defend, indemnify and hold Licensor, and its officers, directors, agents and employees, harmless against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against Licensor based on the commercialization of the Licensed Products, including, but not limited to, actions founded on product liability or Licensee's breach of this Agreement, or negligence.

      (b) Licensor agrees to defend, indemnify and hold Licensee, and its officers, directors, agents and employees, harmless against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against Licensee based on a breach by Licensor of this Agreement.

12. Insurance. Licensee shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense, from a qualified insurance company licensed to do business in Washington and having a Moody's Rating of "B+" or better, standard product liability insurance naming Licensor as additional insured. Such policy shall provide protection against all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any uses thereof. The amount of coverage shall be $1,000,000. The policy shall provide for 30 days' notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination thereof. Licensee agrees to furnish Licensor a certificate of insurance evidencing same within 30 days after execution of this Agreement, if practical, and, in no event shall Licensee commercialize the Patent or Licensed Products prior to receipt by Licensor of such evidence of insurance.

13.   Notices.

      (a) Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested to the following:

         If to Licensor:         Attention: Joe Saliba
                                 Lo-Tow Axles Pty. Ltd.
                                 P.O. Box 174 33 The Glen
                                 Nambucca Heads, NSW Australia 2448

         With a copy to:
                                 Peter Wardman
                                 MBT Lawyers
                                 Level 5, 24 Moonee Street
                                 COFFS HARBOUR NSW AUSTRALIA 2450


         If to Licensee:         John Haddock
                                 Dtomi, Inc.
                                 950 South Pine Island Road Plantation, FL 33324


         with copy to:           David M. Otto
                                 The Otto Law Group
                                 999 Third Avenue, Suite 3210
                                 Seattle, WA  98104
                                 Telephone:  (206) 262-9545
                                 Telecopier:  (206) 262-9546



         If to Simpson:          John Simpson
                                 200 9th Avenue North, Suite 220
                                 Safety Harbor, FL 34695


      (b) Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

      (c) If, during the Term of this Agreement, Licensee becomes aware that one or more third parties are infringing or are threatening to infringe the Patent or Licensed Products licensed hereunder, Licensee shall immediately report such information to Licensor and shall provide in such report all details in Licensee's knowledge or possession concerning the kind and character of the infringement and any other pertinent information that Licensee may have ("Notice of Infringement"). Within 10 days of Notice of Infringement or within 10 days after Licensor became aware that one or more third parties are infringing or are threatening to infringe the Patents licensed hereunder, Licensor shall, in its sole judgment, be satisfied that there exists a reasonable likelihood of infringement, Licensor may, at its option, demand that Licensee take such steps, including notification, to place the putative infringer on notice of Licensor's claims or assist Licensor in pursuing other legal or equitable remedies. The form of the notification and the manner and nature of any communications between Licensor and the alleged infringer shall be within the sole discretion of Licensor. Lo-Tow is under no obligation to pay costs of pursuing remedies.

14. Defense of Third-party Claim. In the event of the institution of any suit by a third party against Licensor or Licensee for patent infringement involving the manufacture, use, sale, distribution, marketing or other utilization of the Patents or the Licensed Products, the party sued shall promptly notify the other party in writing. Licensee shall be obligated to provide Licensor the first right to defend and shall pay Licensor's costs in the defense, settlement or payment of judgments or decrees arising from any such action. Except in the case of a conflict of interest, Licensee and Licensor shall assist one another and cooperate in any such litigation at the other's request without expense.

15.   Confidential Information.

      15.1 Scope. Licensor and Licensee agree that they shall safeguard Confidential Information, as defined herein, which they receive from the other party.

      15.2 Definition of Confidential Information. For the purposes of this License Agreement, "Confidential Information" shall mean any information concerning the Patent or the Licensed Products which is furnished now or in the future, by or on behalf of Licensor in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development, and whether or not separately marked by Licensor as confidential): designs, concepts, drawings, ideas, inventions, specifications, techniques, discoveries, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, know-how, new product or new technology information, marketing techniques and materials, marketing plans, timetables, strategies and development plans (including prospective trade names or trademarks) and other information related to customers, pricing policies and financial information. "Confidential Information" does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by either party, or (ii) becomes available to Licensee on a nonconfidential basis from a source other than Licensor, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to either party with respect to such information.

16. Choice of Law. This Agreement and the performance of the parties hereunder shall be construed and governed in accordance with the laws of the State of Washington.

17. Arbitration.

      17.1 Any controversy, dispute, or claim arising out of or relating to this Agreement, including specifically the breach thereof, shall be settled by binding arbitration in Seattle, Washington.

      17.2 Procedure. Any party to this Agreement can initiate arbitration pursuant to this Agreement by serving notice on the other party of intent to arbitrate. The notice shall specify with particularity the claims or issues that are to be arbitrated. Within ten days of receipt of the notice by all parties, the parties shall obtain a list of available arbitrators from the local office of the Judicial Arbitration and Mediation Service ("JAMS") and select a mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator within ten days, any party may petition the Presiding Judge of the Superior Court for King County to select a single arbitrator from the JAMS list. The Parties shall have the discovery rights available under Washington's Civil Rules, subject to the limitation that each side shall be limited to no more than five interrogatories and five depositions unless, upon a showing of good cause, the Party can convince the arbitrator that more interrogatories or depositions should be permitted. All discovery must be concluded within 60 days of the selection of an arbitrator. The arbitration hearing must be concluded within 30 days of the close of discovery and it will be conducted in accordance with Washington Rules of Evidence. The arbitrator's final decision shall be rendered within ten days of the final hearing day. Judgment upon the arbitrator's final award may be entered in any court having jurisdiction thereof.

      17.3 Costs and Fees. The parties shall bear in equal shares the arbitrator's fees and costs. The prevailing party in the arbitration shall be awarded its reasonable attorneys' fees and all costs, other than the arbitrator's fees and costs. For the purposes of determining who is the prevailing party, each side will submit to the other a single written offer of settlement ten days prior to the start of the arbitration hearing and the Party whose offer most closely approximates the arbitrator's award shall be deemed the prevailing Party for the purpose of awarding attorneys' fees.


18. Agreement Binding on Successors. This License Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors and assigns. Licensor shall be free to assign its rights or obligations under this Agreement at any time without the approval or consent of Licensee or any other person or party.

19. Waivers. No waiver by either party of any default under this Agreement shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

20. Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from this Agreement.

21. Representation by Counsel. This Agreement is the result of negotiation between the parties, who acknowledge that they have been represented by counsel during such negotiation; accordingly, this Agreement shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

22. Complete Agreement. This Agreement constitutes the entire understanding of the parties, revokes and supersedes all prior agreements between the parties, and is intended as a final expression of their agreement. It shall not be modified or amended, except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

23. Captions. The captions used in this Agreement are for convenience only, and are not to be used in interpreting the obligations of the parties under this Agreement.

24. Counterparts. This Agreement may be executed in counterparts. Each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal as of the date hereof.


                                    LICENSOR:




                                    By
                                       ----------------------------------------
                                    Name
                                         --------------------------------------
                                    Title
                                          -------------------------------------


                                    LICENSEE:




                                    By
                                       ----------------------------------------
                                    Name
                                         --------------------------------------
                                    Title
                                          -------------------------------------


                                    ACKNOWLEDGED AND AGREED:



                                    --------------------------------------
                                    John Simpson
                                    Individually